Exhibit 99.1

AptarGroup Reports Fourth Quarter Results;
Achieves Record Annual Revenue and Earnings Per Share

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 5, 2009--AptarGroup, Inc. (NYSE:ATR) today reported fourth quarter and annual results.

Fourth Quarter 2008 Summary

  Sales rose 2% excluding currency effects
  Changes in exchange rates reduced reported sales by 8%
  Pharma segment strength offset weakness in Beauty & Home and Closures segments
  Earnings per share from continuing operations were $.46 compared to $.47 a year ago
  Balance sheet remained in strong condition

FOURTH QUARTER RESULTS

For the quarter ended December 31, 2008, reported sales decreased 6% to $455.9 million from $483.8 million in the fourth quarter of 2007 due to the negative effects of a stronger dollar relative to other currencies. When currency effects are excluded, sales increased 2% over the prior year.

Commenting on the quarter, Peter Pfeiffer, President and Chief Executive Officer, said, “Clearly, these are challenging times and our sales growth in certain markets was hampered by the global economic crisis. Also, the dollar gained ground on other currencies compared to a year ago and this had a negative effect on our translated results. Demand for our Beauty & Home dispensing systems from the personal care market was stable but we experienced declining volumes in the fragrance/cosmetic and household markets. Increased sales by our Closures segment to the food/beverage and personal care markets were offset by a decline in sales to the household market. Finally, our Pharma segment continued to deliver another strong performance as demand for our industry-leading metered dose inhaler valves and nasal spray pumps increased.”

Fourth Quarter Segment Sales Analysis (Growth Over Prior Year)

	Beauty & Home	Closures	Pharma	Total AptarGroup
Product and Custom Tooling Sales	-3%	2%	9%	1%

Acquisitions	1%	1%	1%	1%

Currency Effects	-8%	-6%	-7%	-8%

Total Growth	-10%	-3%	3%	-6%

Pfeiffer added, “Declining sales in our Beauty & Home and Closures segments led to underutilized capacity. While we took actions to reduce costs, we could not completely offset the negative volume effects. Beauty & Home segment income decreased 36% to $13.6 million and Closures segment income decreased 15% to $8.7 million. Pharma segment income of $27.8 million was only slightly above the prior year’s level primarily due to sales mix and the negative effects of currency exchange rates. Further, due to lower resin costs at the end of the year, our LIFO inventory reserve decreased and this had a positive impact on our corporate expenses. Overall, we were able to achieve operating income of $49.3 million which was a slight increase over the prior year. Diluted earnings per share from continuing operations were $.46 per share compared to $.47 per share in the prior year. Discontinued operations in last year’s fourth quarter accounted for $.03 per share related to a gain on the sale of our Australian operations.”

ANNUAL RESULTS

Commenting on AptarGroup’s full year performance, Pfeiffer said, “The year 2008 was a year of two very different halves. We began the year coming off of 2007’s record performance which was the strongest in the history of our company and 2008’s first half results continued to be excellent. However, in the third quarter, with the onset of the financial crisis, we began to see slowdowns in certain markets. In spite of the weakness in the second half, we achieved our 43rd consecutive year of sales growth. We reported record sales of nearly $2.1 billion, up 9% from $1.9 billion in 2007. Increased product sales accounted for 5% of our sales growth and changes in exchange rates added 4%. Also, the strength of our Pharma segment helped offset profit declines at our other two segments and consolidated operating income rose 8% to a record $228.4 million up from $210.7 million a year ago. This was in spite of rising input costs that occurred throughout most of the year.”

Diluted earnings per share from continuing operations rose 12% to a record level of $2.18 per share, up from $1.95 per share a year ago. AptarGroup spent $57.6 million to repurchase approximately 1.4 million shares of common stock in 2008, leaving approximately 4.5 million shares authorized for repurchase at the end of the year. Also during the year, AptarGroup paid $38.0 million in dividends to stockholders, or $.56 per share.

OUTLOOK

Pfeiffer commented, “Our visibility, which had already begun to diminish toward the end of 2008, remains very limited at this time. Preliminary first quarter indications point toward continuing softness in our Beauty & Home and Closures segments. Our customers in these segments are cautious in response to contracting consumer spending and they are reducing inventories and delaying certain product launches until the horizon becomes clearer. We are intensifying our review of our own operations and making adjustments where necessary. At the same time, we remain committed to being the innovative leader and we will maintain the flexibility needed to help our customers when their businesses bounce back. However, we anticipate that underutilized capacity will continue to have a negative effect on our results in the coming quarter. Our Pharma segment should perform at or above prior year levels, excluding the impact of changes in currency exchange rates. Exchange rates are expected to be quite different than what we experienced in the first quarter of 2008, when the average exchange rate between the U.S. dollar and the Euro was 1.50 and it is approximately 1.30 today, a 13% strengthening of the dollar.

We currently estimate that diluted earnings per share for the first quarter of 2009 will be in the range of $.35 to $.40 per share compared to $.52 per share in the prior year. Looking beyond the first quarter, we are confident that the diversity of our business model, along with our strong balance sheet and experienced management team, will enable us to emerge from this tenuous period and continue our long-term growth.”

OPEN CONFERENCE CALL

There will be a conference call on Friday February 6, 2009 at 8:00 a.m. CST to discuss the Company’s fourth quarter and annual results for 2008. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net Sales	$455,928	$483,758	$2,071,685	$1,892,167
Cost of Sales (exclusive of depreciation
shown below)	308,950	334,480	1,411,275	1,283,773
Selling, Research & Development and
Administrative	66,360	68,893	300,846	274,196
Depreciation and Other Amortization	31,281	31,220	131,145	123,466
Operating Income (1)	49,337	49,165	228,419	210,732
Other Income/(Expense):
Interest Expense	(4,483)	(5,157)	(18,687)	(19,492)
Interest Income	2,786	3,318	13,120	8,918
Equity in Results of Affiliates	(107)	57	310	483
Minority Interests	18	37	(6)	33
Miscellaneous, net	(868)	834	(2,188)	(679)
Income from Continuing Operations
before Income Taxes	46,683	48,254	220,968	199,995
Provision for Income Taxes	15,013	14,690	67,473	60,488
Income from Continuing Operations	31,670	33,564	153,495	139,507
Income from Discontinued Operations, Net of Tax	-	2,232	-	2,232
Net Income	$31,670	$35,796	$153,495	$141,739

Net Income per Share - Basic
Continuing Operations	$0.47	$0.49	$2.26	$2.03
Discontinued Operations	-	0.03	-	0.03
	$0.47	$0.52	$2.26	$2.06

Net Income per Share - Diluted
Continuing Operations	$0.46	$0.47	$2.18	$1.95
Discontinued Operations	-	0.03	-	0.03
	$0.46	$0.50	$2.18	$1.98

Average Number of Shares – Basic	67,535	68,376	67,851	68,769
Average Number of Shares - Diluted	69,225	70,983	70,518	71,523

(1) Included in total Operating Income are expenses related to stock options of approximately $1.1 million and $11.1 million in the fourth quarter and full year, respectively, of 2008, and $1.6 million and $14.0 million in the fourth quarter and full year, respectively, of 2007.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS

Cash and Equivalents	$192,072	$313,739
Receivables, net	343,937	360,736
Inventories	244,775	272,556
Other Current Assets	78,965	56,414
Total Current Assets	859,749	1,003,445
Net Property, Plant and Equipment	720,882	656,508
Goodwill, net	227,041	222,668
Other Assets	24,258	29,329
Total Assets	$1,831,930	$1,911,950

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations	$64,619	$216,158
Accounts Payable and Accrued Liabilities	310,117	349,031
Total Current Liabilities	374,736	565,189
Long-Term Obligations	226,888	146,711
Deferred Liabilities	99,456	81,032
Total Liabilities	701,080	792,932
Stockholders' Equity	1,130,850	1,119,018
Total Liabilities and Stockholders' Equity	$1,831,930	$1,911,950

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Year Ended
	December 31,		December 31,

	2008	2007	2008	2007
NET SALES

Beauty & Home	$228,150	$254,461	$1,072,478	$1,005,218
Closures	120,800	124,968	541,745	493,000
Pharma	106,977	104,251	457,456	393,868
Other	1	78	6	81
Total Net Sales	$455,928	$483,758	$2,071,685	$1,892,167

SEGMENT INCOME (1)

Beauty & Home	$13,612	$21,417	$91,516	$99,553
Closures	8,658	10,198	45,327	50,036
Pharma	27,815	27,716	127,090	106,161
Corporate Expenses and Other	(1,705)	(9,238)	(37,398)	(45,181)
Total Income from Continuing Operations before Interest and Taxes	$48,380	$50,093	$226,535	$210,569
Less: Interest Expense, Net	1,697	1,839	5,567	10,574
Income from Continuing Operations before Income Taxes	$46,683	$48,254	$220,968	$199,995

SEGMENT INCOME %
Beauty & Home	6.0%	8.4%	8.5%	9.9%
Closures	7.2%	8.2%	8.4%	10.1%
Pharma	26.0%	26.6%	27.8%	27.0%

Income from Continuing Operations before Interest and Taxes	10.6%	10.4%	10.9%	11.1%

Notes to Condensed Consolidated Financial Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense net of interest income, stock option and corporate expenses, income taxes and unusual items.

CONTACT:
Stephen J. Hagge
AptarGroup, Inc.
815-477-0424